Woodward Reports Second Quarter and Six-Month Fiscal Year 2012 Results

FORT COLLINS, CO -- (Marketwire - April 23, 2012) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its second quarter of fiscal 2012. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2012 Highlights

  Net sales for the second quarter of 2012 were $468.8 million, an increase of 12 percent from $418.9 million in the second quarter of last year.
  Earnings per share were $0.55 in the second quarter of 2012, up 20 percent from $0.46 in the second quarter of last year.
  Total EBIT(1) for the quarter was $60.5 million compared to $52.7 million in the second quarter of the prior year, an increase of 15 percent.
  Free cash flow(2) for the second quarter of 2012 was a net outflow of $3.4 million.

"Market share gains, including strength in our wind business along with anticipated growth in other markets, resulted in solid sales for the quarter," said Thomas A. Gendron, Chairman and Chief Executive Officer. "We experienced earnings growth while absorbing a significant increase in new product and systems development primarily on recently awarded programs."

Net sales for the fiscal 2012 second quarter were $468.8 million, an increase of 12 percent from $418.9 million for the 2011 second quarter. Foreign currency exchange rates had an insignificant impact on net sales for the second quarter of 2012.

EBIT(1) was $60.5 million for the second quarter of 2012 compared to $52.7 million for the second quarter of 2011. Foreign currency exchange rates had an insignificant impact on EBIT for the second quarter of 2012. The current quarter EBIT was positively impacted by the increased sales volume. Research and development costs increased in the second quarter of 2012 by $10.4 million, or 38 percent, compared to the same quarter of the prior year, reflecting increased investment in awarded programs. Variable compensation expense for the second quarter this year was $7.7 million less than the second quarter of 2011.

Net earnings for the 2012 second quarter increased to $38.8 million, from $32.1 million in the 2011 second quarter. Earnings per share increased 20 percent to $0.55 per share from $0.46 in the prior year's second quarter. The effective tax rate for the second quarter of 2012 was 28.3 percent.

Quarterly Segment Results

Aerospace

Aerospace net sales for the second quarter of fiscal 2012 were $224.3 million, an increase of 9 percent from $204.9 million for the second quarter a year ago. Segment earnings for the second quarter of 2012 increased to $33.7 million from $33.2 million for the same quarter a year ago, an increase of 1 percent. Segment earnings as a percent of segment net sales were 15.0 percent this quarter compared to 16.2 percent in the same quarter of the prior year.

Aerospace sales benefited from strength in demand for both commercial and military aftermarket, as well as demand for commercial original equipment, and price increases. Sales strength in the quarter was partially offset by reduced demand for military related systems. Segment earnings benefited from the increased sales volume, price increases, and reduced variable compensation expense. These were largely offset by increased research and development and higher than anticipated manufacturing costs associated with sales growth and investments to improve manufacturing productivity.

Energy

Energy net sales for the second quarter of fiscal 2012 were $244.5 million, an increase of 14 percent from $213.9 million for last year's second quarter. Segment earnings for the second quarter of 2012 increased to $34.3 million, up 27 percent from $26.9 million for last year's second quarter. Segment earnings as a percent of segment net sales were 14.0 percent for the second quarter of 2012 compared to 12.6 percent in the same quarter of the prior year.

The Energy sales increase was greatest in control systems for wind turbines and industrial gas turbines. Segment earnings were positively impacted by sales volume and reduced variable compensation expense, partially offset by unfavorable product mix impacts.

Nonsegment

Nonsegment expenses totaled $7.5 million for the second quarter of fiscal 2012, which was flat compared to the same quarter last year. Nonsegment expenses were 1.6 percent of consolidated net sales for the second quarter of 2012, down from 1.8 percent in the same quarter of the prior year.

Year-to-Date Results

Net sales for the first six months of fiscal 2012 were $876.7 million, an increase of 12 percent from $783.9 million from the six-month period last year.

Net earnings for the first six months of 2012 were $67.2 million, or $0.95 per share, compared with $54.5 million, or $0.78 per share, in the same period last year.

Foreign currency exchange rates had an insignificant impact on both sales and earnings for the first six months of 2012.

Year-to-date EBIT was $106.9 million compared to $90.6 million in the same period of the prior year.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities was $12.2 million for the first six months of fiscal 2012, compared to $20.2 million for the same period of the prior year. Free cash flow was a net outflow of $18.3 million for the first six months of fiscal 2012, compared to a net inflow of $0.1 million for the same period of the prior year. Cash flow for the first six months of 2012 reflected increased variable compensation payments and payments for property, plant, and equipment. Payments for property, plant, and equipment for the first six months of 2012 were $30.5 million compared with $20.1 million for the same period of the prior year.

Total debt increased to $443.2 million at March 31, 2012 from $425.2 million at September 30, 2011. The ratio of debt-to-debt-plus-equity was 31.0 percent at March 31, 2012 compared to 31.6 percent at September 30, 2011.

The effective tax rate this quarter was 28.3 percent compared to 31.0 percent for the second quarter of the prior year. This reduction contributed $0.02 to earnings per share when compared to the second quarter of the prior year. The tax rate was primarily impacted by reduced expenses related to potential repatriation of international earnings to the United States, largely offset by the expiration of the U.S. research and development credit and usual quarterly variability. We now anticipate a full year effective tax rate of approximately 31 percent.

Outlook

"Our fiscal 2012 outlook remains unchanged. We believe our markets remain relatively stable, although macroeconomic uncertainty has increased somewhat," said Mr. Gendron. "We expect our sales to be between $1.85 billion and $1.95 billion and earnings per share to be between $2.20 and $2.35 per share for fiscal 2012."

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) EBIT is defined as net earnings before interest and taxes.

(2) Free cash flow is derived from net cash provided by operating activities less payments for property, plant, and equipment.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT on April 23, 2012 to provide an overview of the financial performance for the second quarter of fiscal 2012, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-259-1024 (domestic) or 1-703-639-1218 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1566199. An audio replay will be available by telephone from 7:30 p.m. EDT on April 23, 2012 until 11:59 p.m. EDT on April 28, 2012. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1566199.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, growth, order volume, market share gains, key product launches, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, and prolonged unfavorable economic and other industry conditions; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; the success of, or expenses associated with, our product development activities; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; risks relating to U.S. government contracting activities, including any decline in the level of U.S. defense spending; future impairment charges resulting from changes in the estimated fair value of reporting units or of long-lived assets; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2011 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three-Months Ending    Six-Months Ending
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands except
 per share amounts)                 2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Net sales                        $ 468,793  $ 418,866  $ 876,689  $ 783,941
                                 ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of goods sold               322,492    292,520    606,902    553,697
  Selling, general, and
   administrative expenses          40,788     38,445     79,358     71,111
  Research and development costs    37,445     27,050     68,239     50,788
  Amortization of intangible
   assets                            8,294      8,542     16,552     17,085
  Interest expense                   6,552      6,299     12,860     12,800
  Interest income                      (84)       (85)      (210)      (208)
  Other (income) expense, net         (732)      (392)    (1,226)       706
                                 ---------  ---------  ---------  ---------
Total costs and expenses           414,755    372,379    782,475    705,979
                                 ---------  ---------  ---------  ---------
Earnings before income taxes        54,038     46,487     94,214     77,962
Income taxes                        15,287     14,397     27,046     23,473
                                 ---------  ---------  ---------  ---------
Net earnings                     $  38,751  $  32,090  $  67,168  $  54,489
                                 =========  =========  =========  =========

Earnings per share amounts:
Basic earnings per share         $    0.56  $    0.47  $    0.97  $    0.79
Diluted earnings per share       $    0.55  $    0.46  $    0.95  $    0.78
                                 =========  =========  =========  =========
Weighted average common shares
 outstanding:
Basic                               69,077     68,752     68,998     68,782
Diluted                             70,624     70,107     70,504     70,140
                                 =========  =========  =========  =========
Cash dividends per share paid to
 Woodward common stockholders    $    0.08  $    0.07  $    0.15  $    0.13
                                 =========  =========  =========  =========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   March 31,   September 30,
(Unaudited - in thousands)                            2012          2011
                                                 ------------- -------------

Assets
  Current assets:
    Cash and cash equivalents                    $      56,329 $      74,539
    Accounts receivable                                308,395       297,614
    Inventories                                        416,622       381,555
    Income taxes receivable                              6,123         2,456
    Deferred income tax assets                          40,762        38,270
    Other current assets                                34,726        23,359
                                                 ------------- -------------
      Total current assets                             862,957       817,793
  Property, plant, and equipment - net                 214,497       206,725
  Goodwill                                             462,659       462,282
  Intangible assets - net                              252,370       268,897
  Deferred income tax assets                             7,915        10,466
  Other assets                                          15,942        15,271
                                                 ------------- -------------
Total assets                                     $   1,816,340 $   1,781,434
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                        $      32,500 $           -
    Current portion of long-term debt                    7,603        18,374
    Accounts payable                                   118,815       123,453
    Income taxes payable                                 3,251         5,440
    Deferred income tax liabilities                        800            74
    Accrued liabilities                                 92,901       133,516
                                                 ------------- -------------
      Total current liabilities                        255,870       280,857
  Long-term debt, less current portion                 403,125       406,875
  Deferred income tax liabilities                       80,374        85,911
  Other liabilities                                     88,961        88,694
                                                 ------------- -------------
  Total liabilities                                    828,330       862,337
  Stockholders' equity                                 988,010       919,097
                                                 ------------- -------------
Total liabilities and stockholders' equity       $   1,816,340 $   1,781,434
                                                 ============= =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Six-Months Ending
                                                            March 31,
                                                     ----------------------
(Unaudited - in thousands)                              2012        2011
                                                     ----------  ----------
Net cash provided by operating activities            $   12,226  $   20,176
                                                     ----------  ----------

Cash flows from investing activities:
Payments for property, plant, and equipment             (30,523)    (20,124)
Proceeds from sale of other assets                          215          20
                                                     ----------  ----------
Net cash used in investing activities                   (30,308)    (20,104)
                                                     ----------  ----------

Cash flows from financing activities:
Cash dividends paid                                     (10,343)     (8,948)
Proceeds from sales of treasury stock                     5,118       1,308
Payments for repurchases of common stock                (14,312)     (6,837)
Excess tax benefits from stock compensation               3,680       2,236
Payments of long-term debt                              (14,515)    (14,569)
Borrowings on revolving lines of credit and short-
 term borrowings                                        141,375      28,207
Payments on revolving lines of credit and short-term
 borrowings                                            (108,935)    (46,278)
Payment of debt financing costs                          (2,185)          -
                                                     ----------  ----------
Net cash used in financing activities                      (117)    (44,881)
                                                     ----------  ----------
Effect of exchange rate changes on cash and cash
 equivalents                                                (11)         49
                                                     ----------  ----------
Net change in cash and cash equivalents                 (18,210)    (44,760)
Cash and cash equivalents at beginning of period         74,539     105,579
                                                     ----------  ----------
Cash and cash equivalents at end of period           $   56,329  $   60,819
                                                     ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three-Months Ending    Six-Months Ending
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Net sales:
Aerospace                        $ 224,337  $ 204,945  $ 417,563  $ 386,089
Energy                             244,456    213,921    459,126    397,852
                                 ---------  ---------  ---------  ---------
Total consolidated net sales     $ 468,793  $ 418,866  $ 876,689  $ 783,941
                                 =========  =========  =========  =========
Segment earnings*:
Aerospace                        $  33,681  $  33,241  $  60,741  $  53,155
As a percent of segment sales         15.0%      16.2%      14.5%      13.8%
Energy                              34,334     26,941     61,059     51,444
As a percent of segment sales         14.0%      12.6%      13.3%      12.9%
                                 ---------  ---------  ---------  ---------
Total segment earnings              68,015     60,182    121,800    104,599
Nonsegment expenses                 (7,509)    (7,481)   (14,936)   (14,045)
                                 ---------  ---------  ---------  ---------
EBIT                                60,506     52,701    106,864     90,554
Interest expense, net               (6,468)    (6,214)   (12,650)   (12,592)
                                 ---------  ---------  ---------  ---------
  Consolidated earnings before
   income taxes                  $  54,038  $  46,487  $  94,214  $  77,962
                                 =========  =========  =========  =========

Payments for property, plant and
 equipment                       $  13,269  $   9,911  $  30,523  $  20,124
Depreciation expense                 9,513      9,970     19,682     20,324
                                 =========  =========  =========  =========
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                  Three-Months Ending    Six-Months Ending
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------
Net earnings                     $  38,751  $  32,090  $  67,168  $  54,489
Income taxes                        15,287     14,397     27,046     23,473
Interest expense                     6,552      6,299     12,860     12,800
Interest income                        (84)       (85)      (210)      (208)
                                 ---------  ---------  ---------  ---------
EBIT                                60,506     52,701    106,864     90,554
Amortization of intangible
 assets                              8,294      8,542     16,552     17,085
Depreciation expense                 9,513      9,970     19,682     20,324
                                 ---------  ---------  ---------  ---------
EBITDA                           $  78,313  $  71,213  $ 143,098  $ 127,963
                                 =========  =========  =========  =========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                                         Six-Months Ending
                                                             March 31,
                                                       --------------------
(Unaudited - in thousands)                                2012       2011
                                                       ---------  ---------

Net cash provided by operating activities              $  12,226  $  20,176
Payments for property, plant, and equipment              (30,523)   (20,124)
                                                       ---------  ---------
Free cash flow                                         $ (18,297) $      52
                                                       =========  =========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Vice Chairman, Chief Financial Officer and Treasurer
970-498-3112

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058